EXECUTION VERSION

NWRA Ventures I, LLC
c/o New World Realty Advisors
7 Times Square, 43rd Floor
New York, New York 10036

CONFIDENTIAL

April 20, 2011

IMH Financial Corporation
4900 N. Scottsdale Rd, #5000
Scottsdale, Arizona 85251

Re:	Commitment Letter
$50,000,000 Senior Secured Convertible Loan

Ladies and Gentlemen:

You have advised NWRA Ventures I, LLC, a Delaware limited liability company (“NWRA” or “we” or “us”), that IMH Financial Corporation, a Delaware corporation (the “Borrower” or “you”), seeks financing, without limitation, (a) to provide working capital and funding other general business needs of Borrower and its direct and indirect subsidiaries (“Subsidiaries”); (b) to meet certain obligations with respect to real property owned, directly or indirectly, by Borrower and its Subsidiaries (the “Real Property”), including, without limitation, paying certain carrying costs associated with the ownership of such property and, as applicable, the development, redevelopment and construction with respect to certain of such properties; (c) to meet certain obligations with respect to and to enforce certain rights under certain collateral comprised of senior and subordinated interests in mortgage loans held, directly or indirectly, by Borrower and its Subsidiaries (the “Loan Collateral”); (d) to originate and acquire mortgage loans, mezzanine loans, other debt instruments and equity and preferred equity interests or investments in enterprises, assets and securities; and (e) such other purposes as may be approved by NWRA.

This Commitment Letter describes the general terms and conditions for a senior secured convertible loan of $50,000,000 to be provided to Borrower (the “Senior Loan”).

As used herein, the term “Transactions” means, collectively, the financing of the approved needs of Borrower with respect to the operation of its business, with respect to the Real Property, the Loan Collateral and Infinet to be funded from the Senior Loan and the payment of fees, commissions and expenses in connection with each of the foregoing.  This letter, including (i) the Loan Agreement between Borrower and NWRA (the “Loan Agreement”); (ii) the other documents attached hereto as Exhibit A; and (iii) such other documents contemplated by or referenced in the Loan Agreement or otherwise required by the Lender (defined below))(each of the foregoing together with the Loan Agreement, collectively, the “Loan Documents”), is hereinafter referred to as the “Commitment Letter”.  The date on which the Senior Loan is closed is referred to as the “Closing Date” and the consummation of the Transactions, including the delivery of the proceeds of the Senior Loan to the Borrower shall be the “Closing”.  All capitalized terms not otherwise defined in this Commitment Letter shall have the meanings ascribed to them in the Loan Agreement.

1.           Commitment.

(a)           Subject to the Closing, Borrower and Lender agree that, on or before the date that is six (6) months after the Closing Date, Borrower shall commence and use its commercially reasonable best efforts to complete a Rights Offering, as more particularly described in the Loan Agreement.

(b)           Subject to the terms and conditions hereof, NWRA and its partners and/or affiliates have agreed to fund at the Closing no less than 10% of the total amount of the Senior Loan required under the Loan Documents. NWRA shall use its commercially reasonable efforts to secure additional commitments for the Senior Loan from one or more investors, partners, co-lenders, participants and/or other entities (such investors, partners, co-lenders, participants and/or other entities (including, as applicable, NWRA, the “Lender”) upon the terms and subject to the conditions set forth in this Commitment Letter and the Loan Documents and as otherwise acceptable to NWRA in its sole discretion.

(c)           Subject to the Closing, NWRA, at its election, may, following the Closing, commence a tender offer to acquire an undetermined number of shares of Common Stock of Borrower (“Tender Offer”) for a transaction value of up to $10,000,000, in compliance with applicable law.  The parties acknowledge that the timing of the Tender Offer will take into consideration the timing of the Rights Offering as suggested by counsel to Borrower, such that the Tender Offer does not (i) cause a violation of any applicable securities laws or regulations, including, without limitation, Regulation M; (ii) trigger a change of control for tax purposes in a manner that will materially adversely affect Borrower's ability to utilize net operating losses as set forth in the Loan Documents; or (iii) result in a change of control as defined in Borrower’s Certificate of Incorporation.

(d)           Effective upon your agreement to, and acceptance of, this Commitment Letter and continuing through the termination of this Commitment Letter pursuant to Section 8(b) below, you will not solicit, initiate, entertain or permit, or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of, any structuring, arranging, underwriting, offering, placing, or syndicating of all or any portion of the Senior Loan or any other bank/senior credit or equity financing similar to, or as a replacement of, all or any portion of the Senior Loan without the prior written consent of NWRA. Notwithstanding the foregoing or anything else in this Commitment Letter to the contrary, the Borrower has the right, at Borrower’s discretion, but subject to terms and conditions reasonably satisfactory to NWRA, to increase the current outstanding senior loan to from $20.0 million to up to $21.5 million.

2.           Borrower Conditions.  The undertakings of NWRA hereunder are subject to the satisfaction of each of the following conditions in a manner acceptable to NWRA in its sole determination:

(a)           there shall not have been an occurrence of (i) an event, individually or in the aggregate with one or more events, resulting in a material adverse change in, or effect on, the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (ii) any adverse change or effect caused by conditions affecting the United States economy that is material to the business of Borrower and its Subsidiaries, taken as a whole, (an “MAE Event”);

(b)           NWRA shall have received commitments (satisfactory in all respects to NWRA in its sole and absolute discretion) equal to the aggregate amount of the Senior Loan, less NWRA’s 10% commitment thereof; and

(c)           all conditions precedent set forth on Schedule 1 shall have been satisfied to NWRA’s sole and absolute discretion.

3.            Co-Investors — Senior Loan.

(a)           NWRA has been seeking, and will continue to seek, co-investors in the Senior Loan through the Closing Date, which shall be no later than May 31, 2011, subject to extension due to a Tolling Event.  “Tolling Event” shall mean if NWRA or Borrower are prohibited by courts, law or regulation from consummating the Closing, in which event the Closing Date shall be extended by the number of days that the original date was delayed as a result of such prohibition.

(b)           You agree to continue to reasonably assist us in our efforts to seek co-investor(s) in the Senior Loan that are reasonably satisfactory to you and us.  To assist us in our efforts, you agree that you will, and will cause your representatives and non-legal advisors to, (i) provide in a reasonably prompt manner to NWRA and the Lender upon request all non-privileged information regarding each of the Borrower Entities and their respective subsidiaries and affiliates and their respective businesses reasonably deemed necessary by NWRA to assist NWRA and the Lender in their evaluation of the Transactions; (ii) make senior management generally available to Lender and entities that may comprise Lender on reasonable prior notice and at reasonable times and places to be mutually agreed upon; and (iii) host, with NWRA, one or more meetings with Lender and entities that may comprise Lender.

(c)           NWRA and/or one or more of its affiliates will exclusively (x) manage all aspects of the process, including decisions as to the selection and number of entities that may comprise Lender to be approached, when they will be approached, whose commitments will be accepted, the final allocations of the commitments and any related fees among the entities that comprise Lender, and (y) perform all functions and exercise all authority as is customarily performed and exercised in such capacities.  No entity that comprises Lender will receive compensation from you with respect to the Senior Loan outside the terms contained herein in order to obtain its commitment to participate in the Senior Loan, and, other than as otherwise agreed to by NWRA, NWRA will have sole and absolute discretion in all respects with respect to the allocation and distribution of fees among the entities that comprise Lender; provided, however, that all allocations and distributions of fees are in compliance with all applicable laws and do not give rise to SEC disclosure obligations by the Borrower.

4.           Indemnification.

You agree to indemnify, defend and hold harmless NWRA and each of its affiliates, directors, officers, employees, partners, members, representatives, advisors, co-investors and potential co-investors in the Senior Loan, lenders and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party is, or may become, subject or that has been, or may be, incurred or asserted or awarded against such Indemnified Party, in each case arising prior to or after the date hereof, and arising out of, or in connection with, or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith), any matters contemplated to be performed by Borrower by that certain letter of intent between NWRA and Borrower January 14, 2011, as amended February 28, 2011 (the “LOI”) and this Commitment Letter and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on not less than 30 days demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, including, without limitation, any false representations made by NWRA that was not based on information provided by, or on behalf of, the Borrower to any person comprising the Lender.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct.

You shall not settle any threatened or pending claim or action that gave rise to a claim for indemnification by any Indemnified Party hereunder without the prior written consent of such Indemnified Party unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.

5.           Expenses; Termination Fee.

(a)           Expenses.  You shall reimburse NWRA its Expenses (defined below) as follows:

(i) In the event (x) the Closing occurs or (y) Borrower terminates or otherwise fails to close by May 31, 2011 (subject to extension due to a Tolling Event), except if such failure results from NWRA’s inability to close, Borrower shall pay to NWRA all of its Expenses (plus, if applicable, an amount equal to the Extension Payment (defined below), which may instead be taken by Lender as a credit against the $50,000,000 Loan amount if the Closing occurs) either (A) in the case of clause (x), on or prior to the Closing, which payment shall be an additional condition precedent to the Commitment of NWRA and the undertakings of NWRA hereunder or (B) in the case of clause (y), within ten (10) Business Days after May 31, 2011 (subject to extension due to a Tolling Event).

(ii) In the event the Closing does not occur by May 31, 2011 (subject to extension due to a Tolling Event), if such failure to close resulted solely out of NWRA’s inability to close and not as a result of Borrower’s (x) failure to close or (y) inability or failure to satisfy all of the conditions set forth in clauses (a) or (c) of Section 2 and Schedule 1, Borrower shall pay to NWRA its Expenses up to a maximum amount of $500,000 within ten (10) Business Days after May 31, 2011 (subject to extension due to a Tolling Event).

(iii) In the event the Closing does not occur due to Borrower’s inability or failure to satisfy all of the conditions set forth in clauses (a) or (c) of Section 2 and Schedule 1, Borrower shall pay to NWRA its Expenses up to a maximum amount of $1,250,000 plus, if applicable, an amount equal to the Extension Payment within ten (10) Business Days after May 31, 2011 (subject to extension due to a Tolling Event)..

“Expenses” shall mean, collectively, all out-of-pocket costs and expenses of NWRA (including, without limitation, all fees, costs and expenses of legal counsel, accountants, third party real estate appraisers, environmental consultants and real estate title companies) incurred in connection with completing the diligence for the Senior Loan, including the preparation, review, negotiation, execution and delivery of this Commitment Letter and the Loan Documents, which costs shall also include all reasonable printing, reproduction, document delivery, travel and communication costs.

(b)           Termination Fee.  In the event either (i) the Borrower fails to close the Senior Loan (except if such failure results from NWRA’s inability to close) or terminates this Commitment Letter, in either event prior to May 31, 2011 (subject to extension due to a Tolling Event) other than by a reason of a material change in the attached Loan Documents, and the Borrower consummates an Alternative Transaction (defined below) within twelve (12) months of such date or termination or (ii) NWRA fails to close the Senior Loan by May 31, 2011, subject to extension due to a Tolling Event (but only if such failure of NWRA to close was due to the Borrower, an affiliate or a related party of the Borrower, acting, or failing to act, in a manner that caused NWRA to be unable to secure additional co-investors), the Borrower will pay to NWRA a termination fee equal to $5,000,000 (the “Termination Fee”) contemporaneously with the initial closing of such Alternative Transaction.  The payment of such Termination Fee shall be in addition to the reimbursement of Expenses as set forth in Section 5(a) above.

As of the date of execution of this Commitment Letter, the Borrower has received a fairness opinion deeming the financing described in the attached Loan Documents as “fair”, a copy of which is attached as Exhibit B (the “Fairness Opinion”).  If the structure or the terms of the Transaction are materially altered before Closing or the Borrower is not able to receive a replacement fairness opinion on the new structure or based on the new terms, no termination fee will be due and payable for any reason. Therefore, in the event the Commitment is terminated (or deemed terminated) by the Borrower as a result of the Borrower’s failure to receive the replacement fairness opinion in accordance with clause (e) of Schedule 1, the Borrower shall not be required to pay to NWRA the Termination Fee.

For the avoidance of doubt, the parties acknowledge that even though pursuant to Section 11 the Lock-Out Period may end prior to the Closing, the Borrower’s right to seek an Alternative Transaction pursuant to Section 11 shall not relieve the Borrower from its obligation to pay the Termination Fee if the Borrower fails to close the Transactions on or before May 31, 2011 (subject to extension due to a Tolling Event).

6.            Confidentiality.

(a)           This Commitment Letter and the existence and contents hereof shall be confidential and may not be disclosed by you in whole or in part to any person without our prior written consent, except for (i) the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors; (ii) the disclosures made or to be made to Lender’s potential co-investors pursuant to confidentiality agreements approved by you; or (iii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof).  Prior to the Closing Date, NWRA shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) any public announcement or public filing made by you or your representatives relating to the Senior Loan or to NWRA in connection therewith, before any such announcement or filing is made. Notwithstanding anything herein to the contrary, NWRA acknowledges and agrees that the Borrower may make any public announcements or filings required by applicable law, subject to NWRA’s reasonable review and timely approval.

(b)           NWRA shall be permitted to use information related to the funding of the Senior Loan in connection with marketing, press releases or other transactional announcements or updates, subject to (i) your review and approval prior to issuance and (ii) confidentiality obligations or disclosure restrictions reasonably requested by you.

(c)           NWRA hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Lender is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow NWRA and the Lender to identify you in accordance with the Patriot Act.

7.           Other Services.

(a)           Nothing contained herein shall limit or preclude NWRA, Lender or any of their respective affiliates from carrying on any business, or from participating in any capacity, including as lender or investor, with any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such party.

(b)           You acknowledge that each of NWRA, Lender and their respective affiliates (i) may be providing debt financing, equity capital or other services (including advisory services) to Borrower and its Subsidiaries and other entities and persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or Subsidiaries, confidential information obtained from other entities or persons.

(c)           In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Loan and any related arranging or other services described in this Commitment Letter is an arms’-length commercial transaction between you, the Subsidiaries and your and their respective affiliates, on the one hand, and NWRA and Lender, on the other hand, and you are capable of evaluating and understanding and do, in fact, understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, NWRA is and has been acting solely as a principal and not as an agent or fiduciary, for you or any of your affiliates, equityholders, directors, officers, employees, creditors or any other party, (iii) NWRA has not assumed, nor will it assume, an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether NWRA has advised or is currently advising you or your affiliates on other matters) and NWRA does not have any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in this Commitment Letter, (iv) NWRA and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and neither NWRA nor its affiliates shall have any obligation to disclose any of such interests, and (v) NWRA has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against NWRA and/or any of its affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

8.            Acceptance/Expiration of Commitments.

(a)           This Commitment Letter and the Commitment and agreements of NWRA and the undertakings of NWRA set forth herein shall automatically terminate at 5:00 p.m. (Eastern Daylight Time) on April 21, 2011 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter shall have been delivered to NWRA by such time to the attention of NWRA Ventures I, LLC, c/o New World Realty Advisors, 7 Times Square, 43rd Floor, New York, New York 10036.

(b)           In the event this Commitment Letter is accepted by you, the Commitment and agreements of NWRA and Borrower, respectively, and the undertakings of NWRA and Borrower, respectively, set forth herein will terminate (a) without further action or notice upon the earliest to occur of 5:00 p.m. (Eastern Daylight Time) on May 31, 2011 (subject to extension due to a Tolling Event), if the Closing shall not have occurred by such time (unless otherwise extended pursuant to a writing executed by NWRA and Borrower) and (b) at NWRA’s option, upon a material breach by you under this Commitment Letter.

9.           Survival.  The sections of this Commitment Letter relating to, Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter or the Commitment of NWRA or the undertakings of NWRA set forth herein (regardless of whether definitive Loan Documents are executed and delivered).

10.           Governing Law.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York  without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.  The parties hereby waive any right to trial by jury with respect to any claim or action arising out of this Commitment Letter.  The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or any of the matters contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or NWRA will be effective service of process against such party for any action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.  A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you.

11.           No-Shop/Exclusivity. NWRA shall use all commercially reasonable efforts to consummate the Closing by May 9, 2011.  Borrower agrees that until the earlier of the Closing or May 9, 2011 (subject to extension due to a Tolling Event; the “Lock-Out Period”), the Borrower has, and will continue to cause its Subsidiaries, directors, officers, employees, agents, advisors, consultants, attorneys, financing sources, accountants and affiliates to, (i) immediately terminate all existing discussions with any person or entity (other than NWRA) concerning any debt, equity or other form of financing similar to the Transactions; merger; purchase or sale of material assets (except as otherwise provided in this Commitment Letter) or shares of capital stock; consolidation; reorganization; recapitalization; business combination or similar transaction (collectively, an “Alternative Transaction”) involving the Borrower or its Subsidiaries; and (ii) refrain from, and cause each of its Representatives (as hereinafter defined) to refrain from, soliciting, initiating or participating in any way, directly or indirectly, in discussion or negotiations with, or providing any information to, any corporation, partnership, person or other entity or group (other than NWRA and its Representatives) concerning any Alternative Transaction involving the Borrower or its Subsidiaries which would compete with, hinder, or prevent, or otherwise adversely affect a Closing of the Senior Loan and the other Transactions substantially in accordance with the terms set forth in this Commitment Letter.  The Borrower represents that neither it nor any of its affiliates is party to or bound by any agreement with respect to any issuance of equity of the Borrower or any of its Subsidiaries.  NWRA may, at its option, extend the Lock-Out Period through May 16, 2011 (subject to extension due to a Tolling Event), for a payment to Borrower of $150,000 (the “Extension Payment”).  As used herein, the term “Representatives” means, with respect to any person or entity, (i) the affiliates of such person or entity, and (ii) the officers, directors, shareholders, members, managers, partners, employees, advisors (including, without limitation, financial advisors, counsel and accountants), agents, consultants, auditors of such person or entity or of the affiliates of such person or entity.  For the avoidance of doubt, after the end of the Lock-Out Period (as it may be extended with payment of the Extension Payment), the Borrower may solicit Alternative Transactions; provided, however, that Lender shall continue to have the exclusive right to consummate the Transactions on or prior to May 31, 2011, subject to extension due to a Tolling Event.

12.           Miscellaneous.  This Commitment Letter embodies the entire agreement among NWRA and you, the Subsidiaries and your and their respective affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof, including, without limitation, the LOI.  However, the terms and conditions of the Commitments of NWRA and the undertaking of NWRA hereunder are not limited to those set forth herein or in the Loan Documents.  Those matters that are not covered or made clear herein or in the Loan Documents are subject to mutual agreement of the parties.  No person has been authorized by NWRA or Borrower to make any oral or written statements inconsistent with this Commitment Letter.  This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void.  This Commitment Letter is not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lender and, with respect to indemnification, each Indemnified Party.  This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof.  This Commitment Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and NWRA that specifically provides such with reference to this Commitment Letter.

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to NWRA by no later than the Acceptance Deadline.  We are looking forward to working with you.

Sincerely,

NWRA VENTURES I, LLC

By:	/s/ Andrew N. Stark
Name: Andrew N. Stark
Title: Authorized Signatory

Agreed to and accepted as of the date first
above written:

IMH FINANCIAL CORPORATION

By:	/s/ William Meris
Name: William Meris
Title: President

EXHIBIT A
Loan Documents
(Attached)1

1.	Loan Agreement

2.	Promissory Note

3.	Pledge and Security Agreement (Mortgage Loans)

4.	Pledge and Security Agreement (Mezzanine Equity Pledge)

5.	Cash Management Agreement

6.	Negative Pledge(REO level)

7.	Negative Pledge (Mortgage Loan / Equity Pledge level)

8.	Environmental Indemnity Agreement

9.	Guaranty of Obligations of Borrower

10.	Deed of Trust, Assignment of Leases and Rents and Security Agreement (California, Arizona, Texas, Nevada)

11.	Mortgage and Security Agreement (Minnesota)

12.	Assignment of Leases and Rents (California, Arizona, Texas, Nevada, Minnesota)

13.	Assignment of Management Agreement and Subordination of Management Fees

14.	Certificate of Designation of Series A Cumulative Convertible Preferred Stock of IMH Financial Corporation (Exhibit C to Loan Agreement)

15.	Side Letter regarding:

•	Information Sharing

16.	Registration Rights Agreement

17.	Albers Separation Agreement (executed copy dated attached hereto as Exhibit C)

1 Note: In addition to the attached documents set forth above, other documents contemplated by or referenced in the Loan Agreement or otherwise required by the Lender will also be delivered at the Closing, including, without limitation, the Juniper and McVey Consulting Agreements and the Side Letter re: Infinet.

18.	Albers Stock Purchase Agreement (executed copy attached hereto as Exhibit D)

19.	Employment Agreements (Meris, Darak, Peterson)

20.	ITH Consulting Agreement

21.	Sutter Fairness Opinion (executed copy dated attached hereto as Exhibit B)

EXHIBIT B
Fairness Opinion

(Attached)

EXHIBIT C
Albers Separation Agreement

(Attached)

EXHIBIT D
Albers Securities Purchase Agreement

(Attached)

SCHEDULE 1
Conditions Precedent

(a)
After the date hereof and until the Closing has occurred, (i) each Borrower Entity shall operate its business in the ordinary course consistent with past practices, and (ii) no Borrower Entity shall take any action that would involve: altering its capital structure, any sale of assets causing the outstanding amount of the debt of the Borrower Entities to be an amount in excess of $20.0 million in the aggregate, subject to the Borrower’s right, at Borrower’s discretion but subject to terms and conditions reasonably satisfactory to NWRA, to increase the current outstanding senior loan to up to $21.5 million, altering the composition of its board of directors (except as set forth in the Loan Documents), management team or consultants (except as set forth in the Loan Documents herein), making any dividend, distribution, redeeming or repurchasing any capital stock, entering into any transaction with an affiliate or related person (except as set forth in the Loan Documents), entering into any joint venture or partnership, commencing or settling any material litigation or legal proceeding, or taking any action that would or would be likely to impair its ability to consummate the transactions contemplated by this Commitment Letter.

(b)	At Closing, Borrower shall have paid the expenses incurred by NWRA in accordance with Section 5 of this Commitment Letter.

(c)
After the date hereof and until the Closing, no Borrower Entity shall have announced, offered, arranged, syndicated or issued, without our prior written consent, in our sole and absolute discretion, any (w) debt securities (including convertible securities), (x) equity securities or (y) bank financing (other than the Senior Loan) or the exception as outlined in (a) (ii) above.

(d)
Prior to or on the Closing Date, (x) Borrower shall have entered into a severance and separation agreement with Shane Albers (“Albers”) attached hereto as Exhibit C, pursuant to which (i) Albers’ employment with Borrower is terminated and (ii) Albers’ shall resign from the Board of Directors of Borrower (the “Board”) and (y) Desert Pyramids and Albers shall have entered into the agreement attached hereto as Exhibit D whereby, as of the Closing Date, Desert Pyramids shall acquire all the shares of Common Stock beneficially owned by Albers.

(e)
If applicable, prior to or on the Closing Date, Sutter Securities Incorporated shall, have delivered to the Board of the Borrower, at,  Borrower’s expense, a replacement fairness opinion (as described inSection 5(b) of the Commitment Letter), in form and substance satisfactory to Borrower.

(f)
As of the Closing Date, legal counsel to Borrower and each Borrower Entity shall have delivered to NWRA, at Borrower’s expense, a legal opinion, in form, scope and substance satisfactory in all respects to NWRA and its legal counsel in their sole and absolute discretion, with respect to (i) the due organization and existence of each Borrower Entity, (ii) the due authority, execution, delivery and enforceability of the Loan Documents and (iii) such other matters as Lender or its counsel may require.

(g)
The accuracy and completeness, in all material respects, of all representations that you and your affiliates make to NWRA in the Loan Documents and completion of the schedules to the Loan Agreement that are satisfactory to Lender.

(h)
Selection of an agent under the Cash Management Agreement to mutually agreed by NWRA and Borrower, it being understood that if the parties do not so mutually agree, then  NWRA may select, without further approval, Wells Fargo, J.P. Morgan Chase or PNC Bank.

(i)	Your compliance with the terms of this Commitment Letter.

(j)	A closing statement, including funds to be disbursed, shall be satisfactory to NWRA and the Borrower.

(k)
The parties respective cooperation to obtain mutually satisfactory title insurance policies, satisfactory in all respects to NWRA in its sole and absolute discretion, in respect of the Real Property and all real property that secures, directly or indirectly, the Loan Collateral, including, without limitation, each assignment of the Loan Collateral set forth in the Loan Documents set forth in Exhibit A.

(l)	The execution of the Loan Documents by all parties thereto.